AMENDMENT NO. 1 TO PARTICIPATION AGREEMENT
                                  by and among
                             OCC ACCUMULATION TRUST,
                  AMERICAN CENTURION LIFE ASSURANCE COMPANY and
                                OCC DISTRIBUTORS

This is an amendment to the September 17, 1997 Participation Agreement ("Agreement") among OCC Accumulation Trust, American Centurion Life Assurance Company and OCC Distributors.

Schedule 1 to the Agreement is amended to read as follows:
         The following  separate  accounts of American  Centurion Life Assurance
         Company are permitted in accordance with the provisions of this Agreement to invest in Portfolios of the Fund shown in Schedule 2:

         ACL Variable Annuity Account 2, established October 12, 1995 as used to fund the flexible premium variable annuity contracts known as ACL Personal Portfoliosm and ACL Personal Portfolio Plus2.

Schedule 2 to the Agreement is amended to read as follows:
         The separate account(s) shown on Schedule 1 may invest in the following Portfolios of the OCC Accumulation Trust:

                  Managed Portfolio
                  U.S. Government Income Portfolio
                  Small Cap Portfolio
                  Equity Portfolio


OCC ACCUMULATION TRUST               OCC DISTRIBUTORS

Signature: /s/ Bernard H. Garil      Signature: /s/Thomas E. Duggan

By: Bernard H. Garil                 By: Thomas E. Duggan

Title: Vice President                Title: Secretary

AMERICAN CENTURION LIFE              ATTEST:
ASSURANCE COMPANY

Signature: /s/ Stuart Sedlacek       Signature: /s/ Eric L. Marhoun

By: Stuart Sedlacek                  By: Eric L. Marhoun

Title: President                     Title: General Counsel & Secretary

Date: October 14, 1998